Exhibit 99.1

Orion Energy Systems to Move to NASDAQ Capital Market

MANITOWOC, Wis. - Orion Energy Systems, Inc. (NYSE MKT: OESX), June 3, 2015 - a leading designer and manufacturer of high-performance, energy-efficient retrofit lighting platforms, today announced it will voluntarily transfer its stock exchange listing from the NYSE MKT to the NASDAQ Capital Market effective June 15, 2015. The last day of trading on the NYSE MKT is expected to be June 12, 2015.

Orion’s stock will continue to trade under the ticker symbol OESX.

“We believe that listing on the NASDAQ Capital Market supports the upward direction of our company and offers the best platform of services for investing in Orion,” said Orion’s Chief Executive Officer, John Scribante.

About Orion Energy Systems

Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion’s 100+ granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Investor Relations Contact:

Scott Jensen

Chief Financial Officer

Orion Energy Systems, Inc.

(920) 892-9340

Media Relations Contact:

Erica St. Angel

SVP Marketing

Orion Energy Systems, Inc.

(920) 892-5653